UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2026

AMC ENTERTAINMENT HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33892	26-0303916
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification
Incorporation)		Number)

One AMC Way

11500 Ash Street, Leawood, KS 66211

(Address of Principal Executive Offices, including Zip Code)

(913) 213-2000

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common stock	AMC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 23, 2026, AMC Entertainment Holdings, Inc. (the “Company” or “AMC”) entered into a securities purchase agreement (the “Purchase Agreement”) with certain institutional investors (the “Investors”) for the sale by the Company of 95,250,000 shares (the “Shares”) of its Class A common stock, par value $0.01 per share (“Common Stock”), in a registered direct offering (the “Offering”), at a purchase price of $2.10 per share. The Offering is expected to close on June 24, 2026 (the “Closing Date”), subject to the satisfaction of customary closing conditions.

In connection with the Offering, the Company entered into a placement agency agreement (the “Placement Agency Agreement”) on June 23, 2026 with Roth Capital Partners, LLC (the “Placement Agent”), as the exclusive placement agent in connection with the Offering. As compensation to the Placement Agent, the Company will pay the Placement Agent a cash fee of 5.5% of the aggregate gross proceeds raised in the Offering and will reimburse certain expenses.

The Purchase Agreement contains customary representations and warranties and agreements of the Company and the purchasers and customary indemnification rights and obligations of the parties. The Company has agreed not to issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock or file any registration statement or prospectus, or any amendment or supplement thereto for a period of 45 days following the Closing Date, subject to certain exceptions.

The shares of Common Stock described above were offered pursuant to the Registration Statement on Form S-3 (File No. 333-293291), filed by the Company with the Securities and Exchange Commission (the “Commission”) on February 9, 2026 (the “Registration Statement”), including a prospectus included in the Registration Statement, and a prospectus supplement, dated June 23, 2026.

The Company will receive net proceeds of approximately $189 million from the Offering, after deducting the estimated Placement Agent fees and before deducting estimated offering expenses. The Company intends to use the net proceeds from this Offering to redeem all of its $125,500,000 aggregate principal amount of 6.125% Senior Subordinated Notes due 2027, pay related fees, costs, premiums and expenses associated therewith and for general corporate purposes, which may include the repayment of other debt, the strengthening of the Company’s cash reserves and investments to enhance the moviegoing experience at the Company’s theatres.

The representations, warranties and covenants contained in the Purchase Agreement and the Placement Agency Agreement were made solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties. Accordingly, such agreements are incorporated herein by reference only to provide investors with information regarding the terms of such agreements, and not to provide investors with any other factual information regarding the Company or its business, and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the Commission.

The foregoing summaries of the Purchase Agreement and Placement Agency Agreement do not purport to be complete and are subject to, and qualified in their entirety by, copies of such documents attached as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K, which are incorporated herein by reference.

A copy of the opinion of Weil, Gotshal & Manges LLP relating to the legality of the issuance and sale of the Shares, including the consent included therein, is attached as Exhibit 5.1 to this Current Report on Form 8-K.

Item 7.01	Regulation FD Disclosure.

On June 23, 2026, the Company issued a press release announcing the pricing of the Offering. The full text of the press release is incorporated by reference as Exhibit 99.1 to this Current Report on Form 8-K.

The information included in Exhibit 99. 1 is being furnished pursuant to Item 7.01 of Form 8-K, and, as a result, such information shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
5.1	Opinion of Weil, Gotshal & Manges LLP.
10.1	Placement Agency Agreement, dated June 23, 2026, between the Company and Roth Capital Partners, LLC.
10.2	Securities Purchase Agreement, dated June 23, 2026, between the Company and the purchasers party thereto.
23.1	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1).
99.1	Pricing Press Release, dated June 23, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMC ENTERTAINMENT HOLDINGS, INC.

Date: June 23, 2026	By:	/s/ Edwin F. Gladbach
Name: Edwin F. Gladbach
Title: Senior Vice President, General Counsel and Secretary

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